EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PEMSTAR REPORTS FISCAL 2004 THIRD-QUARTER RESULTS

Strong Revenue Performance, Improved Profit and Cash Cycle Performance

ROCHESTER, Minn. – January 28, 2004 – PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today reported financial results for its fiscal 2004 third quarter ended December 31, 2003.

Summary of Financial Results

(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Net Sales	$187,346	$171,841	$483,396	$501,327
Operating Income (loss)	1,631	293	(12,433)	(23,267)
Income (loss) before cumulative effect of accounting change	24	(1,943)	(17,771)	(31,744)
Net Income (loss)	$24	$(1,943)	$(17,771)	$(37,090)
Diluted Income (loss) before cumulative effect of accounting change per common share	$0.00	$(0.05)	$(0.43)	$(0.86)
Diluted Income (loss) per common share	$0.00	$(0.05)	$(0.43)	$(1.00)

Financial Results

PEMSTAR reported net sales of $187.3 million for the fiscal 2004 third quarter, compared to $171.8 million in the prior-year period. These amounts include sales of excess inventory of $1.3 million and $5.6 million, respectively. The company’s net income was $.02 million, or $.00 per diluted share, versus a net loss of ($1.9 million), or ($.05) per diluted share, for last year’s fiscal third quarter. PEMSTAR’s reported fiscal third-quarter earnings were in the range of prior guidance and met the analysts’ consensus estimate; revenues exceeded PEMSTAR’s guidance and the consensus estimate.

Fiscal 2004 third-quarter net sales were up 9.0 percent year over year and up 24.4 percent sequentially due to strength in the computing and data storage business, as well as the ramp-up of numerous programs including the company’s recent Austin, Texas, acquisition. PEMSTAR’s December-quarter net income versus the prior year’s net loss was due to the impact of restructuring efforts, higher net sales, and reduced inventory and accounts receivable write-offs.

Gross profit for the third quarter of fiscal 2004 versus the year-earlier period rose to $13.7 million from $12.6 million. This increase stemmed from stronger net sales, restructuring benefits

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PEMSTAR

3Q04 Results

and lower inventory write-offs, partially offset by strength in lower margin computing and data storage business and startup expenses related to numerous programs including the Austin, Texas, acquisition. Due to the overall margin gain, operating income rose.

During the December quarter, PEMSTAR obtained more favorable financial covenants under its domestic credit facility with Congress Financial Corporation, a subsidiary of Wachovia Bank N.A. The new terms replaced monthly financial reporting requirements, which were in effect during PEMSTAR’s September quarter, with quarterly reporting requirements. Also, the company’s consolidated and domestic EBITDA (earnings before interest, taxes, depreciation and amortization) covenants were reduced.

“We’re delivering solid sequential and year-over-year financial and operational improvements. Our restructuring program is generating cost savings, we negotiated more favorable financial covenants and we’re profitable for the first time in nine quarters,” said Al Berning, PEMSTAR’s chairman, president and CEO. “Our revenue base also continues to diversify with growth in both the industrial, and computing and data storage sectors.”

Cash generated from operations for the fiscal third quarter was $1.7 million. The cash balance at December 31, 2003, was $18.9 million, up from $17.5 million at September 30, 2003. Accounts receivable increased $8.8 million in the quarter, with days sales outstanding (DSO) improving to 57 days from 66 days at September 30, 2003.

As of December 31, 2003, net inventories of $82.6 million were up from $77.8 million at September 30, 2003, with a turn rate of 8.4 times, improved from 7.1 times at September 30, 2003. The gain is partially attributed to strength in the high-turning computing and data storage business.

Because of better DSO and inventory turns, the company’s cash cycle improved significantly from 56 days for the fiscal 2004 second quarter to 46 days for the December quarter.

Debt (long-term debt plus capital leases including, in both cases, current maturities) as of December 31, 2003, was $90.6 million, compared to $82.4 million at September quarter-end. This increase was due to higher borrowings on PEMSTAR’s revolving lines of credit to fund growth and working capital requirements. Debt to total capital (debt plus shareholders’ equity) at December 31, 2003, was 35.4 percent, up 2.0 percent from 33.4 percent for the September quarter, and net book value was $3.67 per outstanding share, with tangible book value at $2.92 per outstanding share.

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3Q04 Results

In the second quarter of fiscal 2004, PEMSTAR changed the classification of the borrowings under its domestic credit facility from long-term debt to current liabilities. Similarly, in accordance with the requirements of the Financial Accounting Standards Board’s Emerging Issues Task Force conclusions in Issue Number 95 – 22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements That Include both a Subjective Acceleration Clause and a Lock-Box Arrangement”, which states that credit facilities with both a subjective acceleration clause and a lock-box arrangement, whereby customer remittances are applied against the borrowings under the facility are considered short term obligations, PEMSTAR expects to file shortly amendments to its Form 10-K for the year ended March 31, 2003 and its Forms 10-Q for the quarters ended June 30 and September 30, 2003, to reclassify its borrowings from long-term to current obligations in those filings. This debt reclassification will not affect PEMSTAR’s statement of operations, shareholders’ equity or liquidity as previously disclosed in PEMSTAR’s filings.

For the first nine months of fiscal 2004, net sales were $483.4 million, compared to $501.3 million for the same period last year. These amounts include sales of excess inventories totaling $6.5 million and $21.5 million, respectively. PEMSTAR reported a net loss of ($17.8 million), or ($.43) per diluted share for the first nine months of fiscal 2004, versus a net loss of ($37.1 million), or ($1.00) per share (including a loss on the cumulative effect of an accounting change of ($5.3 million) or ($.14 per diluted share)), for the prior-year nine months. Net loss for the nine months ended December 31, 2003, of ($17.8 million) included $7.7 million of restructuring charges. Net loss before the cumulative effect of an accounting change for the nine months ended December 31, 2002, of ($31.8 million) included $4.4 million of restructuring charges.

Excluding restructuring charges, the net loss year-to-date for fiscal 2004 narrowed from fiscal 2003, with improvements generated from restructuring efforts, both lower inventory and accounts receivable write-offs, and increased gross profit from a more diversified customer base.

Business Update

“PEMSTAR’s improvement strategy centers on alignment of resources with current revenue, continued industry diversification and rigorous financial management. Our third-quarter performance shows the benefits of this three-pronged approach,” said Berning. “We’re encouraged by the opportunities that are emerging in the market-place. PEMSTAR is poised for growth with a solid infrastructure, comprehensive capabilities and a global reach.”

During the third fiscal quarter, sales to the industrial sector accounted for 30.2 percent of net sales, computing and data storage was 38.7 percent of net sales; communications was 26.5 percent of net sales; and medical was 4.6 percent of net sales.

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3Q04 Results

From a geographic perspective, 69.2 percent of fiscal third-quarter net sales were derived from product sold in North and South America, 22.2 percent generated in Asia, and 8.6 percent in Europe.

PEMSTAR started work with 15 new customers during the December quarter, and began numerous new projects with existing customers across all industries served.

Fiscal 2004 Fourth-Quarter Outlook

The following statements are based on current expectations, and today’s economic uncertainties make it difficult to project results going forward. PEMSTAR currently expects net sales in the fiscal 2004 fourth quarter ending March 31, 2004, of $175 million to $185 million, and net income of $.01 per share to a net loss of ($.04) per share. This compares with net sales of $166.8 million and a net loss of ($.04) per share for the fourth quarter of fiscal 2003. PEMSTAR is normally affected by seasonality in certain industries, which historically results in reduced sales in the fiscal fourth quarter.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of global engineering, product design, automation and test, manufacturing and fulfillment services and solutions to customers in the communications, computing and data storage, industrial equipment and medical industries. PEMSTAR provides these services and solutions on a global basis through 15 strategic locations in North America, South America, Asia and Europe. These customer solutions offerings support customers’ products from initial product development and design, through manufacturing to worldwide distribution and aftermarket support.

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3Q04 Results

This press release may contain “forward-looking” statements. These forward-looking statements, including statements made by Mr. Berning, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: a continued recession or continued decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to Exhibit 99 of PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and PEMSTAR’s quarterly reports on form 10-Q filed with the SEC.

CONTACT:	At PEMSTAR:	At Padilla Speer Beardsley:
	Greg Lea	Marian Briggs/Matt Sullivan
	EVP & CFO	612/455-1700
507/292-6941

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3Q04 Results

PEMSTAR Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
Net sales	$187,346	$171,841	$483,396	$501,327
Cost of goods sold	173,605	159,199	451,188	480,130

Gross profit	13,741	12,642	32,208	21,197

Selling, general and administrative expenses	12,656	11,846	36,975	40,081
Restructuring costs	(546)	503	7,666	4,383

Operating income (loss)	1,631	293	(12,433)	(23,267)

Other expense (income)-net	(187)	288	(884)	475
Interest expense-net	1,772	1,706	5,922	7,137

Income (loss) before income taxes and cumulative effect of accounting change	46	(1,701)	(17,471)	(30,879)

Income tax expense	22	242	300	865

Income (loss) before cumulative effect of accounting change	24	(1,943)	(17,771)	(31,744)
Cumulative effect of accounting change	—	—	—	(5,346)

Net income (loss)	$24	$(1,943)	$(17,771)	$(37,090)

Net income (loss) per common share:
Basic	$0.00	$(0.05)	$(0.43)	$(1.00)
Diluted	0.00	(0.05)	(0.43)	(1.00)

Shares used in computing net income (loss) per common share:
Basic	45,074	37,294	40,970	37,034
Diluted	49,112	37,294	40,970	37,034

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PEMSTAR Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2003	March 31, 2003
		(Note A)
Assets
Current assets
Cash and equivalents	$18,922	$32,762
Restricted cash	1,206	4,268
Accounts receivable, net	119,254	112,316
Recoverable income taxes	557	282
Inventories, net	82,951	69,279
Unbilled services	11,532	10,797
Deferred income taxes	40	35
Prepaid expenses and other	15,505	7,474

Total current assets	249,967	237,213

Property, plant and equipment	160,292	148,659
Less accumulated depreciation	(68,356)	(55,459)

	91,936	93,200

Goodwill, net	33,732	33,771
Deferred income taxes	1,822	1,705
Other assets	6,880	6,173

Total assets	$384,337	$372,062

Liabilities and shareholders’ equity
Current liabilities
Cash Overdraft	$2,044
Revolving credit facilities and current maturities of long-term debt	67,077	$68,297
Current maturities of capital lease obligations	2,146	5,288
Accounts payable	102,526	88,083
Income taxes payable	51	191
Accrued expenses and other	15,524	22,631

Total current liabilities	189,368	184,490

Long-term debt, less current maturities	9,228	10,276
Capital lease obligations, less current maturities	12,164	12,843
Other liabilities and deferred credits	8,045	4,586
Shareholders’ equity
Common stock, par value $0.01 per share—authorized 150,000 shares, issued and outstanding 45,084 shares at December 31, 2003 and 37,486 shares at March 31, 2003	451	375
Additional paid-in capital	255,100	234,943
Accumulated other comprehensive loss	3,226	(14)
Accumulated deficit	(92,700)	(74,928)
Loans to shareholders	(545)	(509)

	165,532	159,867

Total liabilities and shareholders’ equity	$384,337	$372,062

Note A – Reflects reclassification of $45,851 for the domestic credit facility from long-term debt to revolving credit facilities and current maturities of long-term debt.

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